EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
(amounts in thousands, except share data)

                                                  Three months ended March 31,
                                                        1997           1996
                                                   -----------       ---------

Primary:

Net earnings                                    $     1,736      $       939

Adjustment for dividends
    on convertible preferred shares                    (463)            (510)
                                                -----------       -----------
Adjusted net earnings                           $     1,273      $       429
                                                ============     ============

Weighted average common
    shares outstanding                           15,878,377       15,728,283

Common stock equivalents:
    Stock Options                                     1,591           25,364
    Employee incentive plans                        121,411          170,417
                                                -----------        ----------
Total                                            16,001,379       15,924,064
                                                ===========       ===========

Primary earnings per common share                     $0.08            $0.03
                                                ===========     =============

Fully Diluted: (1)

Net earnings                                    $     1,736     $        939

Adjustment for dividends
   on convertible preferred shares                     (463)            (510)
                                                ------------      ------------
Adjusted net earnings                           $     1,273     $        429
                                                ============    =============
Weighted average common
   shares outstanding                            15,878,377       15,728,283

Common stock equivalents:
   Stock Options                                      1,591           25,364
   Employee incentive plans                         121,411          170,417
                                                ------------    -------------
Total                                            16,001,379       15,924,064
                                                ===========     =============
Fully diluted earnings per common share         $      0.08     $       0.03
                                                ===========     =============

(1) For the three months ended March 31, 1997 and 1996, no adjustments have been made for incremental dividends on preferred stock or to common stock equivalents for convertible preferred stock as these adjustments would be anti-dilutive.